Exhibit 99.1

COVANTA HOLDING CORPORATION REPORTS
2012 THIRD QUARTER RESULTS

2012 Guidance Narrowed
Several Long-Term Energy and Waste Contracts Signed

MORRISTOWN, NJ, October 17, 2012 - Covanta Holding Corporation (NYSE: CVA) ("Covanta" or the "Company"), a leading global owner and operator of Energy-from-Waste ("EfW") projects, reported unaudited financial results today for the three and nine months ended September 30, 2012.

Key Q3 2012 Financial Highlights:

•	Revenue was $412 million versus $432 million in the prior year period

•	Adjusted EBITDA of $150 million was down slightly from $153 million a year ago

•	Free Cash Flow of $111 million improved by $4 million compared to the prior year

•	Adjusted EPS of $0.25 was flat with the prior year period

•	Returned $45 million to shareholders, including $25 million of share repurchases

Key Q3 2012 Operational Highlights:

•	Completed Honolulu expansion on schedule; third boiler in commercial operation

•	Signed agreement to convert our Essex County facility from Service Fee to Tip Fee

•	Entered long-term power purchase agreements with the Long Island Power Authority

Commenting on the third quarter of 2012, Anthony Orlando, Covanta's President and CEO stated, “Results for the quarter were in-line with our expectations. We are successfully managing the business, which gives me confidence that we will grow the bottom line this year notwithstanding weakness in the pricing environment. Furthermore, we executed several new long-term contracts during the quarter that will secure predictable revenue for years to come.”

“Looking ahead to 2013, we expect to continue growing and we remain focused on capital allocation and shareholder returns,” Orlando concluded.

	Three Months Ended September 30,
Continuing Operations	2012	2011
	(Unaudited, $ in millions, except per share amounts)
Revenue	$412	$432
Net Income from Continuing Operations	$27	$51
Adjusted EBITDA	$150	$153
Free Cash Flow	$111	$107
Adjusted EPS	$0.25	$0.25

Third Quarter Results
Operating revenues of $412 million decreased by $20 million for the three month comparative period as service fee contract escalations, higher special waste revenues and increased electricity revenue related to retroactive contract pricing, were more than offset by lower construction revenues relating to completion of our Honolulu expansion project, a decline in metal prices, reduced debt service revenue, waste contract transitions including the expiration of the Hartford operating contract and lower tip fee volume.

Operating expenses of $331 million decreased by $14 million from the prior year period. Excluding Q3 2012 events of $5 million1, operating expenses decreased by $19 million due to lower construction expenses, operational improvement initiatives, and the expiration of the Hartford operating contract, partially offset by normal cost escalations, lower alternative fuel tax credits and increased plant maintenance activities due primarily to timing.

Excluding the Q3 2012 events referenced above, operating income decreased by $1 million to $86 million versus the prior year due to the factors noted above.

Adjusted EBITDA of $150 million declined 2% from $153 million in the prior year period. The benefit of higher energy revenue related to retroactive contract pricing, improved profitability on construction and our organic growth initiatives were more than offset by lower metal prices, waste contract transitions, increased maintenance expenses due to timing, and a reduction in debt service pass through billings.

Free Cash Flow increased 4% to $111 million versus $107 million in the prior year as the benefit from the timing of working capital more than offset the decline in Adjusted EBITDA.

Adjusted EPS was flat with the prior year period at $0.25, as a lower effective tax rate and the benefit of a lower number of shares outstanding due to the Company's common stock buyback program were offset by higher interest expense.

1 Includes $7 million for increases in insurance company loss reserves, offset by $2 million in net write-offs. For additional information, see Exhibit 4A.

Year-to-Date Results
For the nine months ended September 30, 2012, total operating revenues were $1,214 million versus $1,220 million in the prior year. Free Cash Flow was $205 million compared to $219 million in the prior year period. Adjusted EBITDA was $349 million compared to $347 million for the same period last year. Adjusted EPS was $0.32 versus $0.27 in 2011.

Shareholder Returns
During the quarter, the Company returned $45 million to shareholders, consisting of $20 million in cash dividends declared and $25 million in share repurchases (1.1% of common stock outstanding). Year-to-date, the Company has returned $146 million to shareholders in the form of $61 million in dividends declared and $85 million in shares repurchased (3.8% of common stock outstanding). Since the inception of its buyback program the Company has repurchased 16.5% of shares outstanding. As of September 30, 2012, Covanta had $90 million of share repurchase authorization remaining.

Project Debt Refinancing
Covanta intends to issue new tax-exempt bonds in the aggregate amount of approximately $300 million to refinance existing tax-exempt project bonds at its Haverhill, Niagara and SEMASS facilities, as well as to fund certain capital expenditures in Massachusetts. The new bonds, with maturities of up to 2042, will be issued by Covanta Holding Corporation and guaranteed by Covanta Energy Corporation, and will not be secured by project assets. Final terms and conditions of the new bonds, including coupon and maturity, will be determined based on market conditions. We expect the transaction to close during the fourth quarter of 2012.

2012 Full Year Guidance
The Company is narrowing its previously announced guidance for the full year 2012 for the following financial metrics:

(In millions, except per share amounts)

Metric	2012 Updated Guidance Range	2012 Prior Guidance Range	2011 Actual
Adjusted EBITDA	$ 500 - $ 515	$ 500 - $ 530	$494
Free Cash Flow	$ 250 - $ 265	$ 250 - $ 280	$282
Adjusted EPS	$ 0.55 - $ 0.60	$ 0.55 - $ 0.65	$0.54

Sanjiv Khattri, Covanta's Executive Vice-President and CFO commented, “In the third quarter, we remained focused on growing our business and pursuing innovative ways to improve our financial position. We narrowed our 2012 guidance range, acknowledging the tougher macro conditions. Looking ahead, we will continue to create value by executing on opportunities to grow and strengthen the business, and also by returning excess capital to shareholders.”

Conference Call Information
Covanta will host a conference call at 8:30 am (Eastern) on Thursday, October 18, 2012 to discuss its third quarter results. The conference call will begin with prepared remarks, which will be followed by a question and answer session. To participate, please dial 800-860-2442 approximately 10 minutes prior to the scheduled start of the call. If calling from Canada, please dial 866-605-3852. If calling outside of the United States and Canada, please dial 412-858-4600. Please request the “Covanta Holding Corporation call” when prompted by the conference call operator. The conference call will also be webcast live from the Investor Relations section of the Company's website. A presentation will be made available during the call and will be found on the Investor Relations section of the Covanta website at www.covantaenergy.com.

A replay will be available one hour after the end of the conference call through 9:00 AM (Eastern) Thursday, October 25, 2012. To access the replay, please dial 877-344-7529, or from outside of the United States 412-317-0088 and use the replay conference ID number 10019283. The webcast will also be archived on www.covantaenergy.com.

About Covanta
Covanta Holding Corporation (NYSE: CVA) is an internationally recognized owner and operator of large-scale Energy-from-Waste and renewable energy projects and a recipient of the Energy Innovator Award from the U.S. Department of Energy's Office of Energy Efficiency and Renewable Energy. Covanta's 44 Energy-from-Waste facilities provide communities with an environmentally sound solution to their solid waste disposal needs by using that municipal solid waste to generate clean, renewable energy. Annually, Covanta's modern Energy-from-Waste facilities safely and securely convert approximately 20 million tons of waste into 9 million megawatt hours of clean renewable electricity and approximately 9 billion pounds of steam that are sold to a variety of industries. For more information, visit www.covantaenergy.com.

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release may constitute "forward-looking" statements as defined in Section 27A of the Securities Act of 1933 (the "Securities Act"), Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Covanta and its subsidiaries, or general industry or broader economic performance in global markets in which Covanta operates or competes, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words "plan," "believe," "expect," "anticipate," "intend," "estimate," "project," "may," "will," "would," "could," "should," "seeks," or "scheduled to," or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the "safe harbor" provisions of such laws. Covanta cautions investors that any forward-looking statements made by Covanta are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Covanta, include, but are not limited to, the risk that Covanta may not successfully grow its business as expected or close its announced or planned acquisitions or projects in development, and those factors, risks and uncertainties that are described in periodic securities filings by Covanta with the SEC. Although Covanta believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Covanta's future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Covanta does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Contacts

Investors
Alan Katz - 1.862.345.5456
Clare Rauseo - 1.862.345.5236
IR@covantaenergy.com

Media
James Regan - 1.862.345.5216

Covanta Holding Corporation	Exhibit 1
Condensed Consolidated Statements of Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(Unaudited) (In millions, except per share amounts)
Operating revenues
Waste and service revenues	$264	$273	$802	$800
Electricity and steam sales	115	109	297	301
Other operating revenues	33	50	115	119
Total operating revenues	412	432	1,214	1,220
Operating expenses
Plant operating expenses	225	221	735	740
Other operating expenses (a)	31	44	100	102
General and administrative expenses	24	24	74	74
Depreciation and amortization expense	46	48	145	142
Net interest expense on project debt	7	8	22	24
Net write-offs (b)	(2)	—	(2)	—
Total operating expenses	331	345	1,074	1,082
Operating income	81	87	140	138
Other income (expense)
Investment income	—	1	—	1
Interest expense	(25)	(16)	(67)	(50)
Non-cash convertible debt related expense	(6)	(9)	(19)	(20)
Loss on extinguishment of debt (c)	—	(1)	(2)	(1)
Other (expense) income, net (d)	—	(10)	3	(13)
Total other expenses	(31)	(35)	(85)	(83)
Income from continuing operations before income tax expense and equity in net income from unconsolidated investments	50	52	55	55
Income tax expense (d)	(27)	(2)	(30)	(3)
Equity in net income from unconsolidated investments	4	1	10	3
Income from continuing operations	27	51	35	55
(Loss) income from discontinued operations, net of income tax expense of $0, $0, $1 and $3, respectively	—	(7)	(2)	144
Net Income	27	44	33	199
Noncontrolling interests:
Less: Net income from continuing operations attributable to noncontrolling interests in subsidiaries	(1)	(2)	(1)	(3)
Less: Net income from discontinued operations attributable to noncontrolling interests in subsidiaries	—	—	—	(3)
Total net income attributable to noncontrolling interests in subsidiaries	(1)	(2)	(1)	(6)
Net Income Attributable to Covanta Holding Corporation	$26	$42	$32	$193

Covanta Holding Corporation
Condensed Consolidated Statements of Income (continued)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(Unaudited) (In millions, except per share amounts)
Amounts Attributable to Covanta Holding Corporation stockholders’:
Continuing operations	$26	$49	$34	$52
Discontinued operations	—	(7)	(2)	141
Net Income Attributable to Covanta Holding Corporation	$26	$42	$32	$193

Earnings Per Share Attributable to Covanta Holding Corporation stockholders’:
Basic
Continuing operations	$0.20	$0.35	$0.25	$0.37
Discontinued operations	—	(0.05)	(0.01)	0.98
Covanta Holding Corporation	$0.20	$0.30	$0.24	$1.35
Weighted Average Shares	131	139	133	143

Diluted
Continuing operations	$0.19	$0.35	$0.25	$0.36
Discontinued operations	—	(0.05)	(0.01)	0.98
Covanta Holding Corporation	$0.19	$0.30	$0.24	$1.34
Weighted Average Shares	132	140	134	144

Cash Dividend Declared Per Share:	$0.15	$0.075	$0.45	$0.225

Supplemental Information - Non-GAAP
Adjusted EPS (e)	$0.25	$0.25	$0.32	$0.27

(a) For additional information, see Exhibit 4A - Note (a) and Exhibit 7 - Note (a) of this Press Release.
(b) For additional information, see Exhibit 4A - Note (b) - (d) of this Press Release.
(c) For additional information, see Exhibit 8A - Note (a) of this Press Release.
(d) For additional information, see Exhibit 4A - Note (g) of this Press Release.
(e) For additional information, see Exhibit 4 of this Press Release.

Covanta Holding Corporation	Exhibit 1A
Condensed Consolidated Statements of Comprehensive Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(Unaudited, in millions)
Net income	$27	$44	$33	$199
Foreign currency translation	2	(19)	(2)	(11)
Adjustment for pension plan termination settlement, net of tax, for insurance subsidiaries	1	—	1	—
Net unrealized loss on derivative instruments, net of tax	(3)	—	(2)	—
Net unrealized gain on available for sale securities, net of tax	1	—	1	—
Other comprehensive income (loss) attributable to Covanta Holding Corporation	1	(19)	(2)	(11)
Comprehensive income	28	25	31	188
Less:
Net income attributable to noncontrolling interests in subsidiaries	(1)	(2)	(1)	(6)
Foreign currency translation attributable to noncontrolling interests in subsidiaries	—	1	—	1
Comprehensive income attributable to noncontrolling interests in subsidiaries	(1)	(1)	(1)	(5)
Comprehensive income attributable to Covanta Holding Corporation	$27	$24	$30	$183

Covanta Holding Corporation	Exhibit 2
Condensed Consolidated Balance Sheets

	As of
	September 30, 2012	December 31, 2011
	(Unaudited)
ASSETS	(In millions, except per share amounts)
Current:
Cash and cash equivalents	$262	$232
Restricted funds held in trust	120	101
Receivables (less allowances of $5 and $5, respectively)	262	260
Unbilled service receivables	18	20
Deferred income taxes	25	28
Prepaid expenses and other current assets	103	105
Assets held for sale	—	18
Total Current Assets	790	764
Property, plant and equipment, net	2,372	2,423
Investments in fixed maturities at market (cost: $36 and $31, respectively)	38	31
Restricted funds held in trust	90	90
Unbilled service receivables	19	25
Waste, service and energy contracts, net	408	434
Other intangible assets, net	74	78
Goodwill	232	232
Investments in investees and joint ventures	45	43
Other assets	328	265
Total Assets	$4,396	$4,385
LIABILITIES AND EQUITY
Current:
Current portion of long-term debt	$3	$32
Current portion of project debt	140	147
Accounts payable	32	25
Deferred revenue	76	61
Accrued expenses and other current liabilities	233	211
Liabilities held for sale	—	3
Total Current Liabilities	484	479
Long-term debt	1,607	1,454
Project debt	493	533
Deferred income taxes	651	633
Waste and service contracts	38	76
Other liabilities	140	122
Total Liabilities	3,413	3,297
Equity:
Covanta Holding Corporation stockholders equity:
Preferred stock ($0.10 par value; authorized 10 shares; none issued and outstanding)	—	—
Common stock ($0.10 par value; authorized 250 shares; issued 159 and 158 shares; outstanding 132 and 136 shares)	16	16
Additional paid-in capital	803	824
Accumulated other comprehensive (loss) income	(1)	1
Accumulated earnings	162	244
Treasury stock, at par	(3)	(2)
Total Covanta Holding Corporation stockholders equity	977	1,083
Noncontrolling interests in subsidiaries	6	5
Total Equity	983	1,088
Total Liabilities and Equity	$4,396	$4,385

Covanta Holding Corporation	Exhibit 3
Condensed Consolidated Statements of Cash Flow

	Nine Months Ended September 30,
	2012	2011
	(Unaudited, in millions)
OPERATING ACTIVITIES:
Net income	$33	$199
Less: (Loss) income from discontinued operations, net of tax expense	(2)	144
Income from continuing operations	35	55
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities from continuing operations:
Depreciation and amortization expense	145	142
Loss on extinguishment of debt (a)	2	1
Non-cash convertible debt related expense	19	20
Stock-based compensation expense	13	13
Deferred income taxes	23	23
Other, net	(11)	(1)
Reversal of uncertain tax positions related to pre-emergence tax matters (b)	—	(24)
Change in restricted funds-other related to contractual liability to pre-petition creditors (b)	—	5
Change in restricted funds held in trust	(10)	(35)
Change in working capital, net of effects of acquisitions	52	77
Net cash provided by operating activities from continuing operations	268	276
Net cash used in operating activities from discontinued operations	—	1
Net cash provided by operating activities	268	277
INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(94)	(91)
Acquisition of businesses, net of cash acquired	—	(10)
Acquisition of land use rights	(1)	(8)
Other, net	(3)	(6)
Net cash used in investing activities from continuing operations	(98)	(115)
Net cash provided by investing activities from discontinued operations	11	227
Net cash (used in) provided by investing activities	(87)	112
FINANCING ACTIVITIES:
Proceeds from borrowing on long-term debt (a)	699	—
Payment of deferred financing costs (a)	(26)	—
Principal payments on long-term debt (a)	(621)	(5)
Principal payments on project debt	(46)	(83)
Convertible debenture repurchases	(25)	(32)
Payments of borrowings on revolving credit facility	(63)	—
Proceeds from borrowings on revolving credit facility	83	—
Proceeds from borrowings on project debt	—	15
Change in restricted funds held in trust	(11)	7
Cash dividends paid to stockholders	(51)	(22)
Common stock repurchased	(83)	(203)
Financing of insurance premiums, net	(10)	—
Distributions to partners of noncontrolling interests in subsidiaries	(1)	(5)
Other financing, net	3	(3)
Net cash used in financing activities from continuing operations	(152)	(331)
Net cash (used in) provided by financing activities from discontinued operations	(2)	8
Net cash used in financing activities	(154)	(323)
Effect of exchange rate changes on cash and cash equivalents	1	(4)
Net increase in cash and cash equivalents	28	62
Cash and cash equivalents at beginning of period	234	141
Cash and cash equivalents at end of period	262	203
Less: Cash and cash equivalents of discontinued operations at end of period	—	8
Cash and cash equivalents of continuing operations at end of period	$262	$195

(a) For additional information, see Exhibit 8A - Note (a) of this Press Release.
(b) For additional information, see Exhibit 4A - Note (g) of this Press Release.

Covanta Holding Corporation	Exhibit 4
Reconciliation of Diluted Earnings Per Share to Adjusted EPS

	Three Months Ended September 30,		Nine Months Ended September 30,		Full Year Estimated 2012
	2012	2011	2012	2011
	(Unaudited)
Continuing Operations - Diluted Earnings Per Share	$0.19	$0.35	$0.25	$0.36	$0.48 - $0.53
Reconciling Items (a)	0.06	(0.10)	0.07	(0.09)	0.07
Adjusted EPS	$0.25	$0.25	$0.32	$0.27	$0.55 - $0.60

(a) For details related to the Reconciling Items, see Exhibit 4A of this Press Release.

Covanta Holding Corporation	Exhibit 4A
Reconciling Items

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(Unaudited) (In millions, except per share amounts)
Reconciling Items
Operating loss related to insurance subsidiaries (a)	$8	$1	$9	$1
Write-off of intangible liability (b)	(29)	—	(29)	—
Write-off of renewable fuels project (c)	16	—	16	—
Development costs (d)	11	—	11	—
Loss on extinguishment of debt (e)	—	1	2	1
Effect on income of derivative instruments not designated as hedging instruments	(1)	1	(1)	—
Effect of foreign exchange gain on indebtedness (f)	—	(5)	(3)	(2)
Contractual liability to pre-petition creditors (g)	—	15	—	15
Other	—	(1)	1	(1)
Total Reconciling Items, pre-tax	5	12	6	14
Proforma income tax impact (h)	3	(3)	2	(4)
Grantor trust activity	—	1	—	1
Reversal of uncertain tax positions related to pre-emergence tax matters (g)	—	(24)	—	(24)
Total Reconciling Items, net of tax	$8	$(14)	$8	$(13)

Diluted Earnings (Loss) Per Share Impact	$0.06	$(0.10)	$0.07	$(0.09)
Weighted Average Diluted Shares Outstanding	132	140	134	144

(a) During the three months ended September 30, 2012, we transitioned our remaining insurance business to run-off and recorded additional losses and reserve increases of $7 million primarily relating to adverse loss development. See Exhibit 7 - Note (a) of this Press Release.

(b) During the three months ended September 30, 2012, our service contract for the Essex EfW facility was amended and we recorded a non-cash write-off of an intangible liability of $29 million related to the below-market service contract which was recorded at fair value upon acquisition of the facility.

(c) During the three months ended September 30, 2012, we curtailed the construction of a facility that transformed waste materials into renewable liquid fuels. We recorded a non-cash write-off of $16 million representing the capitalized costs related to this project.

(d) During the three months ended September 30, 2012, we recorded a non-cash write-off of $11 million comprised of capitalized development costs and land related to a development project which we ceased to pursue in the United Kingdom.

(e) For additional information, see Exhibit 8A - Note (a) of this Press Release.
(f) During the nine months ended September 30, 2012 and 2011, we recorded a foreign exchange (gain) loss related to intercompany loans, respectively.
(g) For additional information, see Item 8. Financial Statements and Supplementary Data of Covanta's Annual Report on Form 10-K for the year ended December 31, 2011.
(i) The expiration of the statute of limitations during the three months ended September 30, 2011, triggered a contractual liability to pay restricted funds to third party claimants and resulted in other non-operating expense for the three and nine months ended September 30, 2011 of $15 million with no related income tax benefit. These payments related to tax liabilities set up in connection with Covanta Energy’s emergence from bankruptcy.

(ii) For the three and nine months ended September 30, 2011, the income tax provision includes a $24 million benefit due to the reversal of uncertain tax positions, following the expiration of applicable statutes of limitations related to pre-emergence tax matters in the Covanta Energy bankruptcy.

(h) We are presenting this proforma calculation of the income tax effect on all reconciling items for each period to illustrate the proforma impact on income tax expense and net income. The proforma income tax impact represents the tax provision amount related to the overall tax provision calculated without the reconciling items when compared to the tax provision reported under GAAP in the condensed consolidated statement of income.

Covanta Holding Corporation	Exhibit 4B
Effective Tax Rate

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(Unaudited)
Effective Tax Rate (a)	54%	5%	55%	6%

(a) Our effective tax rate ("ETR") increased during the third quarter of 2012 as a result of the impact of a write-off of capitalized development costs related to a project which we ceased to pursue in the United Kingdom (see Exhibit 4A - Note (d) above). This pre-tax expense does not result in an expected tax benefit and so this expense increases the ETR. In 2011, the ETR included the impact of the reversal of uncertain tax positions at September 30, 2011 (see Exhibit 4A - Note (g) above). There is no tax benefit from the contractual liability to pre-petition creditors and as a result, this item had an impact on the effective tax rate in the third quarter of 2011.

Covanta Holding Corporation	Exhibit 5
Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,		Full Year Estimated 2012
	2012	2011	2012	2011
	(Unaudited, in millions)
Net Income from Continuing Operations Attributable to Covanta Holding Corporation	$26	$49	$34	$52	$63 - $70

Operating loss related to insurance subsidiaries (a)	8	1	9	1	9

Depreciation and amortization expense	46	48	145	142	196 - 192

Debt service:
Net interest expense on project debt	7	8	22	24
Interest expense	25	16	67	50
Non-cash convertible debt related expense	6	9	19	20
Investment income	—	(1)	—	(1)
Subtotal debt service	38	32	108	93	150 - 145

Income tax expense (adjusted in 2011 for reversal of uncertain tax positions related to pre-emergence tax matters)(b)	27	26	30	27	53 - 61

Reversal of uncertain tax positions related to pre-emergence tax matters(b)	—	(24)	—	(24)

Contractual liability to pre-petition creditors (b)	—	15	—	15

Write-off of intangible liability (c)	(29)	—	(29)	—	(29)

Development costs (d)	11	—	11	—	11

Write-off of renewable fuels project (e)	16	—	16	—	16

Loss on extinguishment of debt (f)	—	1	2	1	2

Net income loss attributable to noncontrolling interests in subsidiaries	1	2	1	3	1 - 3

Other adjustments:
Debt service billings in excess of revenue recognized	—	3	6	21
Non-cash compensation expense	3	4	13	13
Other non-cash items (g)	3	(4)	3	3
Subtotal other adjustments	6	3	22	37	28 - 35

Total adjustments	124	104	315	295
Adjusted EBITDA	$150	$153	$349	$347	$500 - $515

(a) For additional information, see Exhibit 4A - Note (a) of this Press Release.
(b) For additional information, see Exhibit 4A - Note (g) of this Press Release.
(c) For additional information, see Exhibit 4A - Note (b) of this Press Release.

(d) For additional information, see Exhibit 4A - Note (d) of this Press Release.
(e) For additional information, see Exhibit 4A - Note (c) of this Press Release.
(f) For additional information, see Exhibit 8A - Note (a) of this Press Release.
(g) Includes certain non-cash items that are added back under the definition of Adjusted EBITDA in Covanta Energy Corporation’s credit agreement.

Covanta Holding Corporation	Exhibit 6
Reconciliation of Cash Flow Provided by Operating Activities to Free Cash Flow

	Three Months Ended September 30,		Nine Months Ended September 30,		Full Year Estimated 2012
	2012	2011	2012	2011
	(Unaudited, in millions)
Cash flow provided by operating activities from continuing operations	$124	$120	$268	$276	$330 -$355
Plus: Cash flow used in operating activities from insurance subsidiaries	2	1	4	4
Less: Maintenance capital expenditures (a)	(15)	(14)	(67)	(61)	(80) - (90)
Free Cash Flow	$111	$107	$205	$219	$250 -$265

Weighted Average Diluted Shares Outstanding	132	140	134	144

Uses of Free Cash Flow
Investments:
Non-maintenance capital expenditures	$(13)	$(9)	$(27)	$(30)
Acquisition of businesses, net of cash acquired	—	—	—	(10)
Acquisition of land use rights	—	—	(1)	(8)
Other investing activities, net (b)	(9)	(3)	(3)	(6)
Total investments	$(22)	$(12)	$(31)	$(54)

Return of capital to stockholders:
Cash dividends paid to stockholders	$(20)	$(11)	$(51)	$(22)
Common stock repurchased	(24)	(80)	(83)	(203)
Total return of capital to stockholders	$(44)	$(91)	$(134)	$(225)

Capital raising activities:
Net proceeds from issuance of corporate debt (c)	$(2)	$—	$673	$—
Net proceeds from issuance of project debt	—	7	—	15
Other financing activities, net	2	(1)	3	(3)
Net proceeds from capital raising activities	$—	$6	$676	$12

Debt repayments:
Net cash used for scheduled principal payments on project debt (d)	$(17)	$(23)	$(57)	$(76)
Net cash used for scheduled principal payments on long-term debt (f)	(1)	(2)	(25)	(5)
Optional repayment of corporate debt(e)(f)	—	(26)	(621)	(32)
Total debt repayments	$(18)	$(51)	$(703)	$(113)

Borrowing activities - Revolving credit facility, net	$20	$—	$20	$—

Short-term borrowing activities - Financing of insurance premiums, net	$(3)	$—	$(10)	$—

Distributions to partners of noncontrolling interests in subsidiaries	$(1)	$(2)	$(1)	$(5)

Effect of exchange rate changes on cash and cash equivalents	$1	$(3)	$1	$(2)

Net change in cash and cash equivalents from continuing operations	$44	$(46)	$23	$(168)

(a)  Purchases of property, plant and equipment is also referred to as capital expenditures. Capital expenditures that primarily maintain existing facilities are classified as maintenance capital expenditures. The following table provides the components of total purchases of property, plant and equipment:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Maintenance capital expenditures	$(15)	$(14)	$(67)	$(61)
Capital expenditures associated with construction	—	(6)	—	(15)
Capital expenditures associated with technology development and organic growth initiatives	(7)	(1)	(18)	(6)
Capital expenditures - other	(6)	(2)	(9)	(9)
Total purchases of property, plant and equipment	$(28)	$(23)	$(94)	$(91)

(b) Other investing activities is primarily comprised of net payments from the purchase/sale of investment securities and business development expenses.

(c) For additional information, see Exhibit 8A - Note (a) of this Press Release. Excludes borrowings under Revolving Credit Facility. Calculated as follows:

Proceeds from borrowings on long-term debt	$—	$—	$699	$—
Less: Financing costs related to issuance of long-term debt	(2)	—	(26)	—
Net proceeds from issuance of corporate debt	$(2)	$—	$673	$—

(d) Calculated as follows:

Total principal payments on project debt	$(7)	$(6)	$(46)	$(83)
(Increase) decrease in related restricted funds held in trust	(10)	(17)	(11)	7
Net cash used for principal payments on project debt	$(17)	$(23)	$(57)	$(76)

(e) For additional information, see Exhibit 8A - Note (a) of this Press Release. Calculated as follows:

Redemption of Term Loan due 2014	$—	$—	$(619)	$—
Redemption of Convertible Debentures (f)	—	(26)	(2)	(32)
Total optional repayment of corporate debt	$—	$(26)	$(621)	$(32)

(f) As of December 31, 2011, there were $25 million aggregate principal amount of the Debentures outstanding. On February 1, 2012, holders of $23 million of outstanding Debentures exercised their option for us to redeem the Debentures at par. The Debentures were also subject to redemption at our option at any time on or after February 1, 2012, and we subsequently redeemed the remaining $2 million of outstanding Debentures on March 23, 2012.

Covanta Holding Corporation	Exhibit 7
Calculation of Key Metrics For 2009, 2010, 2011 and The Three Months Ended March 31, 2012 and June 30, 2012 (a)
(Unaudited) (In millions, except per share amounts)

Adjusted EPS	Three Months Ended				Year Ended	Three Months Ended		Six Months Ended
	March 31, 2011	June 30, 2011	Sept. 30, 2011	Dec. 31, 2011	Dec. 31, 2011	March 31, 2012	June 30, 2012	June 30, 2012
Continuing Operations - Diluted (Loss) Earnings Per Share	$(0.09)	$0.12	$0.35	$0.20	$0.56	$(0.09)	$0.15	$0.06
Reconciling Items	(0.01)	0.02	(0.10)	0.07	(0.02)	—	—	—
Adjusted EPS	$(0.10)	$0.14	$0.25	$0.27	$0.54	$(0.09)	$0.15	$0.06

Reconciling Items	Three Months Ended				Year Ended	Three Months Ended		Six Months Ended
	March 31, 2011	June 30, 2011	Sept. 30, 2011	Dec. 31, 2011	Dec. 31, 2011	March 31, 2012	June 30, 2012	June 30, 2012
Operating Loss from insurance subsidiaries(a)	$—	$—	$1	$1	$2	$1	$—	$1
Loss on extinguishment of debt	—	—	1	—	1	2	—	2
Effect on income of derivative instruments not designated as hedging instruments	(1)	—	1	(2)	(2)	—	—	—
Effect of foreign exchange loss on indebtedness	—	3	(5)	6	4	(3)	—	(3)
Gain on sales of businesses	—	—	(1)	(8)	(9)	—	—	—
Development costs	—	—	—	5	5	—	—	—
Contractual liability to pre-petition creditors	—	—	15	—	15	—	—	—
Other	—	—	—	1	1	—	1	1
Total Reconciling Items, pre-tax	(1)	3	12	3	17	—	1	1
Tax effect of reconciling items, including tax effect for Insurance subsidiaries (a)	1	(1)	(4)	8	4	—	(1)	(1)
Grantor trust activity	(1)	1	1	—	1	—	—	—
Reversal of uncertain tax positions related to pre-emergence tax matters	—	—	(24)	—	(24)	—	—	—
Total Reconciling Items, net of tax	$(1)	$3	$(15)	$11	$(2)	$—	$—	$—

Diluted (Loss) Income Per Share Impact	$(0.01)	$0.02	$(0.10)	$0.07	$(0.02)	$—	$—	$—
Weighted Average Diluted Shares Outstanding	147	145	140	137	142	134	134	134

Adjusted EBITDA	Year Ended	Year Ended	Three Months Ended				Year Ended	Three Months Ended		Six Months Ended
	Dec. 31, 2009	Dec. 31, 2010	March 31, 2011	June 30, 2011	Sept. 30, 2011	Dec. 31, 2011	Dec. 31, 2011	March 31, 2012	June 30, 2012	June 30, 2012
Net Income (Loss) from Continuing Operations Attributable to Covanta Holding Corporation	$61	$30	$(14)	$17	$49	$27	$79	$(12)	$20	$8

Operating loss related to Insurance subsidiaries(a)	4	6	—	—	1	1	2	1	—	1
Depreciation and amortization expense	197	190	47	47	48	51	193	50	49	99
Debt service	105	121	30	31	32	29	122	32	38	70
Income tax expense (benefit) (adjusted for reversal of uncertain tax positions related to pre-emergence tax matters)	42	24	(10)	11	26	25	52	(8)	11	3
Reversal of uncertain tax positions related to pre-emergence tax matters	—	—	—	—	(24)	—	(24)	—	—	—
Contractual liability to pre-petition creditors	—	—	—	—	15	—	15	—	—	—
Net write-offs	—	34	—	—	—	—	—	—	—	—
Net income (loss) attributable to noncontrolling interests in subsidiaries	4	5	—	1	2	2	5	1	(1)	—
Loss on extinguishment of debt	—	15	—	—	1	—	1	2	—	2
Debt service billings in excess of revenue recognized	20	29	11	7	3	1	22	6	—	6
Non-cash compensation expense	14	17	5	4	4	5	18	5	5	10
Other	11	5	2	5	(4)	6	9	(3)	3	—
Adjusted EBITDA	$458	$476	$71	$123	$153	$147	$494	$74	$125	$199

Free Cash Flow	Year Ended	Year Ended	Three Months Ended				Year Ended	Three Months Ended		Six Months Ended
	Dec. 31, 2009	Dec. 31, 2010	March 31, 2011	June 30, 2011	Sept. 30, 2011	Dec. 31, 2011	Dec. 31, 2011	March 31, 2012	June 30, 2012	June 30, 2012
Cash flow provided by operating activities from continuing operations	$352	$392	$93	$63	$120	$84	$360	$104	$40	$144
Plus: Cash flow used in (provided by) operating activities from Insurance subsidiaries(a)	(2)	5	1	2	1	(2)	2	1	1	2
Less: Maintenance capital expenditures	(52)	(74)	(27)	(20)	(14)	(19)	(80)	(28)	(24)	(52)
Free Cash Flow	$298	$323	$67	$45	$107	$63	$282	$77	$17	$94

Weighted Average Diluted Shares Outstanding	155	154	147	145	140	137	142	134	134	134

(a) Information is presented to reflect adjustments for the net income (loss) from operations of our insurance subsidiaries and cash flows (provided by) used in insurance subsidiaries which are not representative of our ongoing core energy-from-waste businesses. All other information related to Adjusted EPS, Adjusted EBITDA and Free Cash Flow are unchanged from previous information presented.

Covanta Holding Corporation	Exhibit 8
Capitalization Information

	As of
	September 30, 2012	December 31, 2011
	(Unaudited, in millions)
Cash and Cash Equivalents:
Domestic	$8	$49
International	235	174
Insurance Subsidiary	19	9
Total Cash and Cash Equivalents	$262	$232

Restricted Funds Held in Trust: (a)
Debt Service - Principal	$126	$113
Debt Service - Interest	6	8
Debt Service Funds - Total	132	121
Revenue Funds	42	16
Other Funds	36	54
Total Restricted Funds Held in Trust	$210	$191

(a) Restricted funds held in trust are primarily amounts received by third-party trustees relating to certain projects we own which may be used only for specified purposes. We generally do not control these accounts. They primarily include debt service reserves for payment of principal and interest on project debt. Revenue funds are comprised of deposits of revenues received with respect to projects prior to their disbursement. Other funds are primarily amounts held in trust for operations, maintenance, environmental obligations and operating lease reserves in accordance with agreements with our clients.

Exhibit 8A

	As of September 30, 2012		As of December 31, 2011
	Face Value	Book Value	Face Value	Book Value
	(Unaudited, in millions)
Corporate Debt:
Revolving Credit Facility (a)	$20	$20	$—	$—
Term Loan due 2014 (a)	—	—	619	619
New Term Loan due 2019 (a)	299	297	—	—
7.25% Senior Notes due 2020	400	400	400	400
6.375% Senior Notes due 2022 (a)	400	400	—	—
3.25% Cash Convertible Senior Notes due 2014	460	493	460	442
1.00% Senior Convertible Debentures due 2027	—	—	25	25
Total corporate debt (including current portion)	$1,579	$1,610	$1,504	$1,486

Project Debt:
Domestic project debt - service fee facilities	$270	$273	$291	$295
Domestic project debt - tip fee facilities	333	335	355	359
International project debt	25	25	26	26
Total project debt (including current portion)	$628	$633	$672	$680

Total Debt Outstanding	$2,207	$2,243	$2,176	$2,166

Net Debt (b)	$1,819		$1,831

Availability for Borrowings under the Revolving Credit Facility (a)	$597		$300

Refinancing Details (Unaudited, in millions)

Offering - 6.375% Senior Notes due 2022 (a)	$400
New Term Loan due 2019 (a)	300
Offering Costs	(26)
Net Proceeds (a)	674
Redemption of Term Loan due 2014 (a)	(619)
Net Offering funds available for general corporate purposes	$55

(a) During the first quarter of 2012, we completed a refinancing of our previously existing senior secured credit facilities, issued by our subsidiary, Covanta Energy, which consisted of a $300 million revolving credit facility, a $320 million funded letter of credit facility and a $619 million term loan, by entering into $1.2 billion in new senior secured credit facilities (the “2012 Credit Facilities”) issued by our subsidiary, Covanta Energy, comprised of a $900 million revolving credit facility that expires in 2017 (the “Revolving Credit Facility”) and a $300 million term loan due 2019 (the “Term Loan”), and by issuing $400 million aggregate principal amount of 6.375% senior notes due 2022 (the “6.375% Notes”). The proceeds from the Term Loan and a portion of the proceeds from the 6.375% Notes were used to repay the previously existing term loan, as well as to pay transaction expenses, while the Revolving Credit Facility replaced the previously existing $300 million revolving credit facility and $320 million funded letter of credit facility. The Revolving Credit Facility is available for both the issuance of letters of credit ($283 million outstanding as of September 30, 2012) and for cash borrowings for general corporate purposes ($20 million outstanding cash borrowings as of September 30, 2012). As a result of the refinancing, we recognized a loss on extinguishment of debt of approximately $2 million, pre-tax, which was comprised of the write-off of deferred financing costs in connection with previously existing financing arrangements. We incurred $26 million in offering costs related to the refinancing which has been paid as of September 30, 2012.

(b) Net Debt is calculated as total principal amount of debt outstanding less cash and cash equivalents and debt service principal restricted funds.

Covanta Holding Corporation	Exhibit 9
Return to Stockholders
(Unaudited, in millions, except per share amounts and percentages)

During years ended December 31, 2010 and 2011, and the quarters ended March 31, June 30, and September 30, 2012, the following amounts were returned to stockholders:

	Amount	Shares Repurchased	Weighted Average Cost Per Share	% of Common Stock Outstanding Repurchased
Common Stock Repurchased(a)
FY 2010	$95	6.1	$15.56	3.9%
FY 2011	$230	14.4	$15.99	9.6%
Q1 2012	$30	1.8	$16.45	1.3%
Q2 2012(b)	30	1.9	$16.04	1.4%
Q3 2012	25	1.5	$17.22	1.1%
FY 2012 sub-total:	$85	5.2	$16.57	3.8%
Total Common Stock Repurchased	$410	25.7	$15.99	16.5%

Cash Dividends Declared to Stockholders
FY 2010	$233
FY 2011	$42
Q1 2012	$21
Q2 2012	20
Q3 2012 (c)	20
FY 2012 sub-total:	$61
Total Cash Dividends Declared to Stockholders	$336

Total Return to Stockholders	$746

(a) As of September 30, 2012, the amount remaining under our currently authorized share repurchase program was $90 million.

(b) Approximately $2 million of common stock repurchased during the three months ended September 30, 2012 was paid in October 2012.

(c) On September 19, 2012, the Board of Directors authorized a quarterly cash dividend of $0.15 per share. The Q3 2012 payment was made on October 17, 2012 to stockholders of record as of the close of business on October 10, 2012.

Covanta Holding Corporation	Exhibit 10
Consolidated Reconciliation of Cash Flow Provided by Operating Activities to Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,		Full Year Estimated 2012
	2012	2011	2012	2011
	(Unaudited, in millions)
Cash flow provided by operating activities from continuing operations	$124	$120	$268	$276	$330 - $355

Cash flow used in operating activities from insurance activities (a)	(2)	(1)	(4)	(4)

Debt service	38	32	108	93	150 - 145

Change in working capital	(30)	(35)	(52)	(77)
Change in restricted funds held in trust	12	26	10	35
Non-cash convertible debt related expense	(6)	(9)	(19)	(20)
Equity in net income from unconsolidated investments	4	1	10	3
Dividends from unconsolidated investments	(4)	(1)	(7)	(5)
Current tax provision	4	(23)	7	(20)
Reversal of uncertain tax positions related to pre-emergence tax matters (b)	—	24	—	24
Change in restricted funds-other related to contractual liability to pre-petition creditors (b)	—	(5)	—	(5)
Other	10	24	28	47
Sub-total	(10)	2	(23)	(18)	20 - 15
Adjusted EBITDA	$150	$153	$349	$347	$500 - $515

(a) For additional information, see Exhibit 4A - Note (a) and Exhibit 7 - Note (a) of this Press Release.
(b) For additional information, see Exhibit 4A - Note (g) of this Press Release.

Covanta Holding Corporation	Exhibit 11
Plant Operating Expenses Detail - Americas

The Americas segment quarterly plant operating expenses typically differs substantially as a result of the timing of scheduled plant maintenance. We typically conduct scheduled maintenance periodically each year, which requires that individual boiler units temporarily cease operations. During these scheduled maintenance periods, we incur material repair and maintenance expenses and receive less revenue until the boiler and/or turbine units resume operations. This scheduled maintenance typically occurs during periods of off-peak electric demand and/or lower waste volumes, which are our first, second and fourth fiscal quarters. The first half of the year scheduled maintenance period is typically the most extensive. The third quarter scheduled maintenance period is typically the least extensive. Given these factors, we typically experience our lowest operating income from our projects during the first half of each year. The aggregate of all other components of plant operating expense is relatively consistent each quarter of the year.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(Unaudited, in millions)
Plant Operating Expenses:
Plant maintenance (a)	$42	$38	$179	$187
All other	176	176	533	532
Plant operating expenses	$218	$214	$712	$719

(a) Plant maintenance costs include our internal maintenance team and non-facility employee costs for facility scheduled and unscheduled maintenance and repair expenses.

Covanta Holding Corporation - Americas Segment	Exhibit 12A
Statistics - (Unaudited, in millions, except percentages)

Boiler Availability

	Last Twelve Months as of September 30,
	2012	2011
EfW Facilities	92.2%	91.2%
Waste and Service Revenue

	Three Months Ended September 30,
	2012	2011
Waste and service revenue unrelated to project debt	$234	$239
Revenue earned explicitly to service project debt - principal	10	10
Revenue earned explicitly to service project debt - interest	2	3
Total waste and serve revenue (Excluding recycled metals revenues)	246	252
Recycled metals revenue	17	20
Total waste and service revenue	$263	$272
Energy Revenue and Megawatt hours (MWhs) At Market and Contracted by Facility Type

	Three Months Ended September 30,
	2012			2011
	Revenue (a)	Volume (a),(b)	% of Total Volume	Revenue (a)	Volume (a),(b)	% of Total Volume
EfW
At Market	$7	0.17	12%	$20	0.34	23%
Contracted & Hedged	75	1.03	72%	59	0.87	60%
Biomass
At Market	3	0.09	7%	4	0.08	5%
Contracted	24	0.13	9%	20	0.17	12%
Total	$109	1.42	100%	$103	1.46	100%

(a) Covanta share only
(b) Steam converted to MWhs
Projected Energy Megawatt hours (MWhs) At Market and Contracted by Facility Type (a)

Full Year 2012E As of October 1, 2012
EfW
At Market	0.9
Contracted & Hedged	4.0
Biomass(B)
At Market	0.4
Contracted	0.3
Total	5.6

(a) Covanta share only
(b) Additional 0.1 million MWhs of Biomass energy is economically dispatched, but available to run.

Covanta Holding Corporation - Americas Segment	Exhibit 12B
Statistics - (Unaudited, in millions, except percentages, metal tons (in thousands), and pricing data in Economic Drivers Section)

Recycled Metal Net Revenue by Type (a)

	Last Twelve Months as of September 30,
	2012	2011
Ferrous Metal	$60	$56
Non-Ferrous Metal	13	13
Total	$73	$69

(a) Covanta share only
Recycled Metal Gross Tons Recovered by Type (a),(b)

	Last Twelve Months as of September 30,
	2012	2011
Ferrous Metal	421.1	404.6
Non-Ferrous Metal	16.7	15.0
Total	437.8	419.6

(a) Gross volume: Both Covanta and client share
(b) Tons in thousands

Published Industry U.S. Economic Drivers (a)

	As of
	September 30, 2012	September 30, 2011
Consumer Price Index (b)	2.0%	3.9%
PJM Pricing (Electricity)(c)	$38.12	$51.69
Henry Hub Pricing (Natural Gas) (d)	$2.87	$4.13
#1 HMS Pricing (Ferrous Metals) (e)	$340	$418
Scrap Metals - Old Sheet & Old Cast (f)	$0.69	$0.78

(a) While these drivers impact our business, there is not an exact correlation between our results and changes in these metrics.
(b) Represents the year-over-year percent change in the Headline CPI number. The Consumer Price Index (CPI-U) data is provided by the U.S. Department of Labor Bureau of Labor Statistics.
(c) Average price per MWh for Q3 2012 and Q3 2011. Pricing for the PJM PSEG Zone is provided by the PJM ISO.
(d) Average price per MMBtu for Q3 2012 and Q3 2011. The Henry Hub Pricing data is provided by the Natural Gas Weekly Update, Energy Information Administration, Washington, DC. Nebraska Energy Office, Lincoln, NE.

(e) Average price per gross ton for Q3 2012 and Q3 2011. The #1 Heavy Melt Steel (HMS) composite index ($/gross ton) price is published by American Metal Market.
(f) Average price per pound for Q3 2012 and Q3 2011. Calculated using high and low prices for Old Sheet & Old Cast Scrap Metals ($/lb) published by American Metal Market.

Discussion of Non-GAAP Financial Measures

We use a number of different financial measures, both United States generally accepted accounting principles (“GAAP”) and non-GAAP, in assessing the overall performance of our business. To supplement our assessment of results prepared in accordance with GAAP, we use the measures of Adjusted EBITDA, Free Cash Flow, and Adjusted EPS, which are non-GAAP measures as defined by the Securities and Exchange Commission. The non-GAAP financial measures of Adjusted EBITDA, Free Cash Flow, and Adjusted EPS as described below, and used in the tables above, are not intended as a substitute or as an alternative to net income, cash flow provided by operating activities or diluted earnings per share as indicators of our performance or liquidity or any other measures of performance or liquidity derived in accordance with GAAP. In addition, our non-GAAP financial measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes.

The presentations of Adjusted EBITDA, Free Cash Flow and Adjusted EPS are intended to enhance the usefulness of our financial information by providing measures which management internally use to assess and evaluate the overall performance of its business and those of possible acquisition candidates, and highlight trends in the overall business.

Adjusted EBITDA

We use Adjusted EBITDA to provide further information that is useful to an understanding of the financial covenants contained in the credit facilities as of September 30, 2012 of our most significant subsidiary, Covanta Energy, through which we conduct our core waste and energy services business, and as additional ways of viewing aspects of its operations that, when viewed with the GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our core business. The calculation of Adjusted EBITDA is based on the definition in Covanta Energy’s credit facilities as of September 30, 2012, which we have guaranteed. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, as adjusted for additional items subtracted from or added to net income. Because our business is substantially comprised of that of Covanta Energy, our financial performance is substantially similar to that of Covanta Energy. For this reason, and in order to avoid use of multiple financial measures which are not all from the same entity, the calculation of Adjusted EBITDA and other financial measures presented herein are ours, measured on a consolidated basis for continuing operations, less the results of operations of our insurance subsidiaries.

Under the credit facilities as of September 30, 2012, Covanta Energy is required to satisfy certain financial covenants, including certain ratios of which Adjusted EBITDA is an important component. Compliance with such financial covenants is expected to be the principal limiting factor which will affect our ability to engage in a broad range of activities in furtherance of our business, including making certain investments, acquiring businesses and incurring additional debt. Covanta Energy was in compliance with these covenants as of September 30, 2012. Failure to comply with such financial covenants could result in a default under these credit facilities, which default would have a material adverse affect on our financial condition and liquidity.

These financial covenants are measured on a trailing four quarter period basis and the material covenants are as follows:
- maximum Covanta Energy leverage ratio of 4.00 to 1.00, which measures Covanta Energy’s Consolidated Adjusted Debt (which is the principal amount of its consolidated debt less certain restricted funds dedicated to repayment of project debt principal and construction costs) to its Adjusted EBITDA (which for purposes of calculating the leverage ratio and interest coverage ratio, is adjusted on a pro forma basis for acquisitions and dispositions made during the relevant period); and

- minimum Covanta Energy interest coverage ratio of 3.00 to 1.00, which measures Covanta Energy’s Adjusted EBITDA to its consolidated interest expense plus certain interest expense of ours, to the extent paid by Covanta Energy.

In order to provide a meaningful basis for comparison, we are providing information with respect to our Adjusted EBITDA for the three and nine months ended September 30, 2012 and 2011, reconciled for each such periods to net income from continuing operations and cash flow provided by operating activities from continuing operations, which are believed to be the most directly comparable measures under GAAP.

Free Cash Flow

Free Cash Flow is defined as cash flow provided by operating activities from continuing operations, excluding the cash flow provided by or used in our insurance subsidiaries, less maintenance capital expenditures, which are capital expenditures primarily to maintain our existing facilities. We use the non-GAAP measure of Free Cash Flow as a criterion of liquidity and performance-based components of employee compensation. We use Free Cash Flow as a measure of liquidity to determine amounts we can reinvest in our core businesses, such as amounts available to make acquisitions, invest in construction of new projects, make principal payments on debt, or amounts we can return to our stockholders through dividends and/or stock repurchases.

In order to provide a meaningful basis for comparison, we are providing information with respect to our Free Cash Flow for the three and nine months ended September 30, 2012 and 2011, reconciled for each such periods to cash flow provided by operating activities from continuing operations, which we believe to be the most directly comparable measure under GAAP.

Adjusted EPS

Adjusted EPS excludes certain income and expense items that are not representative of our ongoing business and operations, which are included in the calculation of Diluted Earnings Per Share in accordance with GAAP. The following items are not all-inclusive, but are examples of reconciling items in prior comparative and future periods. They would include the results of operations of our insurance subsidiaries, write-off of assets and liabilities, the effect of derivative instruments not designated as hedging instruments, significant gains or losses from the disposition or restructuring of businesses, gains and losses on assets held for sale, transaction-related costs, income and loss on the extinguishment of debt and other significant items that would not be representative of our ongoing business.

We will use the non-GAAP measure of Adjusted EPS to enhance the usefulness of our financial information by providing a measure which management internally uses to assess and evaluate the overall performance and highlight trends in the ongoing business.

In order to provide a meaningful basis for comparison, we are providing information with respect to our Adjusted EPS for the three and nine months ended September 30, 2012 and 2011, reconciled for each such periods to diluted earnings per share from continuing operations, which is believed to be the most directly comparable measure under GAAP.